Exhibit 99.1

Verso Corporation Reports Second Quarter 2021 Financial Results and Declares Quarterly Cash Dividend of $0.10 per Share

MIAMISBURG, Ohio, Aug. 6, 2021 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the second quarter of 2021 and announced that its Board of Directors has declared a quarterly cash dividend for the quarter ending September 30, 2021, in the amount of $0.10 per each outstanding share of Verso's Class A common stock. The quarterly cash dividend is payable on September 28, 2021 to Verso's stockholders of record holding shares of common stock at the close of business September 17, 2021.

Second Quarter 2021 Highlights:

  Net sales of $329 million, a 23% increase over second quarter 2020 and 17% increase over first quarter 2021
  Net income of $16 million compared to a net loss of $34 million in second quarter 2020 and a net loss of $90 million in the first quarter 2021
  Adjusted EBITDA of $52 million compared to $(9) million in second quarter 2020 and $30 million in first quarter 2021
  Adjusted EBITDA margin of 15.8% compared to a negative margin in second quarter 2020 and a 10.6% margin in first quarter 2021
  $246 million in available liquidity including $117 million in cash
  Returned $59 million in capital to shareholders in repurchases and dividends

Overview
"Verso delivered a strong second quarter performance driven by the ongoing execution of our operating strategy and positive macro trends. We are seeing the benefits of these actions that support our customers' needs. Continued capacity reduction in the industry, combined with heightened demand as the economy reopens, is driving growth in order rates and backlogs as well as price increases across our product lines," said Verso President and Chief Executive Officer Randy Nebel. "I am pleased that we were able to return $59 million to our shareholders, while continuing to maintain a strong balance sheet which we believe provides the financial flexibility to execute on our strategy to generate long-term value for all stakeholders."

Results of Operations – Comparison of Three Months Ended June 30, 2021 to Three Months Ended June 30, 2020

	Three Months Ended June 30,		Three Month
(Dollars in millions)	2020	2021	$ Change
Net sales	$ 268	$ 329	$ 61
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	271	272	1
Depreciation and amortization	22	17	(5)
Selling, general and administrative expenses	16	20	4
Restructuring charges	-	6	6
Other operating (income) expense	1	3	2
Operating income (loss)	(42)	11	53
Interest expense	-	-	-
Other (income) expense	(5)	(7)	(2)
Income (loss) before income taxes	(37)	18	55
Income tax expense (benefit)	(3)	2	5
Net income (loss)	$ (34)	$ 16	$ 50

Net sales
Net sales for the three months ended June 30, 2021 increased $61 million, or 23%, compared to the three months ended June 30, 2020, driven by increases in volume and favorable price/mix as the economy began to open, partially offset by $30 million, or 11%, attributable to our idled Duluth and Wisconsin Rapids mills. Total company sales volume was up from 346 thousand tons during the three months ended June 30, 2020, to 369 thousand tons during the same period of the current year. Of the 23 thousand ton volume increase, 82 thousand tons were attributable to an increase in volume, partially offset by 59 thousand tons attributable to our idled Duluth and Wisconsin Rapids mills.

Operating income (loss)
Operating income was $11 million for the three months ended June 30, 2021, an increase of $53 million when compared to operating loss of $42 million for the three months ended June 30, 2020.

Operating results for the three months ended June 30, 2021 were positively impacted by:

  Favorable price/mix of $31 million driven by price increase realization across all grades, led by pulp price improvements
  Higher sales volume resulting in an increase of $8 million
  Improved operating income from closed and idled mills of $9 million
  Lower depreciation expense of $5 million
  Lower net operating expenses of $11 million driven primarily by improved performance and cost reduction initiatives across our mill system
  Lower planned major maintenance costs of $6 million driven by reduced scope of planned outages

Operating results for the three months ended June 30, 2021 were negatively impacted by:

  Inflationary costs of $5 million driven by purchased pulp, energy and freight
  Higher selling, general and administrative expenses of $4 million driven primarily by an increase in incentive expense and other general expenses
  Higher restructuring charges of $6 million associated with the permanent shutdown of our Duluth Mill in December 2020
  Higher other operating expenses of $2 million primarily related to a loss on the sale of our Duluth Mill of $3 million

Other (income) expense
Other income for the three months ended June 30, 2021 and 2020 includes income of $6 million and $5 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Income tax expense (benefit)
Income tax expense of $2 million for the three months ended June 30, 2021 primarily reflects estimated tax expense for the period, partially offset by $1 million of tax benefit from the release of valuation allowance against state tax credits.

Results of Operations – Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

	Six Months Ended June 30,		Six Month
(Dollars in millions)	2020	2021	$ Change
Net sales	$ 739	$ 611	$ (128)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	698	536	(162)
Depreciation and amortization	45	119	74
Selling, general and administrative expenses	43	35	(8)
Restructuring charges	6	17	11
Other operating (income) expense	(87)	2	89
Operating income (loss)	34	(98)	(132)
Interest expense	-	1	1
Other (income) expense	(9)	(13)	(4)
Income (loss) before income taxes	43	(86)	(129)
Income tax expense (benefit)	23	(12)	(35)
Net income (loss)	$ 20	$ (74)	$ (94)

Net sales
Net sales for the six months ended June 30, 2021 decreased $128 million compared to the six months ended June 30, 2020, driven by an increase in net sales at our Escanaba and Quinnesec mills of $64 million, attributable to increased volume and pricing, more than offset by a $192 million sales decline related to our sold and idled mills. Of the $192 million net sales decline, $64 million was a result of the sale of our Androscoggin and Stevens Point mills, $57 million was attributable to our idled Duluth Mill and $71 million was attributable to our idled Wisconsin Rapids Mill. Total company sales volume was down from 900 thousand tons during the six months ended June 30, 2020, to 708 thousand tons during the same period of the current year. Of the 192 thousand ton volume decline, 66 thousand tons were a result of the sale of our Androscoggin and Stevens Point mills in February 2020, 94 thousand tons were attributable to our idled Duluth Mill and 86 thousand tons were attributable to our idled Wisconsin Rapids Mill.

Operating income (loss)
Operating loss was $98 million for the six months ended June 30, 2021, a decrease of $132 million when compared to operating income of $34 million for the six months ended June 30, 2020.

Operating results for the six months ended June 30, 2021 were positively impacted by:

  Favorable price/mix of $25 million as prices continued to recover during the second quarter of 2021
  While overall sales volume dropped, the impact to net operating income improved $3 million, driven by the elimination of unprofitable volume at closed and idled mills
  Lower net operating expenses of $6 million driven by $23 million in reduced machine downtime, improved performance and cost reduction initiatives across our mill system, partially offset by $17 million in idled and closed mill costs
  Reduced planned major maintenance costs of $7 million driven by reduced scope of planned outages
  Lower selling, general and administrative expenses of $8 million driven primarily by cost reduction initiatives in connection with the sale of our Androscoggin and Stevens Point mills in February 2020, non-recurring costs associated with the proxy solicitation contest in the first quarter of 2020, lower equity compensation expense and severance costs, partially offset by an increase in incentive expense

Operating results for the six months ended June 30, 2021 were negatively impacted by:

  Inflationary costs of $7 million driven by purchased pulp, energy and freight, partially offset by lower wood costs
  Higher depreciation expense of $74 million due primarily to $84 million in accelerated depreciation associated with the permanent shutdown of No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021
  Higher restructuring charges of $11 million primarily associated with the permanent shutdown of our Duluth Mill in December 2020 and of the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021, partially offset by restructuring costs associated with the closure of our Luke Mill in June 2019
  Lower other operating income of $89 million, primarily as a result of the $88 million gain on the sale of our Androscoggin and Stevens Point mills in February 2020

Other (income) expense
Other income for the six months ended June 30, 2021 and 2020 includes income of $12 million and $10 million, respectively, associated with the non-operating components of net periodic pension cost (income).

Income tax expense (benefit)
Income tax benefit of $12 million for the six months ended June 30, 2021 primarily reflects estimated tax benefit for the period, partially offset by $3 million of additional valuation allowance recognized against state tax credits.

2021 Outlook
The Company is providing the following outlook for full year 2021:

  Expects capital expenditures to be $50 million to $60 million
  Pension minimum required1 contribution of $25 million
  Cash taxes of zero to $2 million
  Cash position to increase
  Idled and closed mill costs improving while advancing realization of potential asset sales

1 Minimum required cash contributions reduced with implementation of American Rescue Plan Act Provisions

COVID-19 Pandemic
The COVID-19 Pandemic has impacted our operations and financial results since the first quarter of 2020 and continues to have an impact on us. While we cannot reasonably estimate the full impact of COVID-19 on our business, financial position, results of operations and cash flows, we have seen our sales, volume and prices begin to recover during the second quarter of 2021. If a resurgence of COVID-19 related variants occurs or if the vaccines introduced to combat the virus are not effective, the adverse impact on our business, financial position, results of operations and cash flow could be material.

Special Committee Announcement
Verso today also announced that, on July 15, 2021, its Board of Directors formed a Special Committee to review and evaluate the unsolicited acquisition proposal made by Atlas Holdings LLC on July 11, 2021 and alternatives thereto. The Special Committee is comprised of two non-executive, independent and disinterested directors, Robert K. Beckler and Nancy M. Taylor. Rothschild & Co is serving as financial advisor and Kirkland & Ellis LLP is serving as legal counsel to the Special Committee.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, the Special Committee will thoroughly review and evaluate the proposal and alternatives thereto. There can be no assurance that any negotiations between Verso and Atlas Holdings LLC regarding its proposal (or between Verso and any other party) will take place, and if such negotiations do take place, there can be no assurance that any transaction with Atlas Holdings LLC (or any other party) will occur or be consummated. Verso does not intend to comment on or disclose further developments regarding the Special Committee's evaluation unless and until it deems further disclosure is appropriate or required.

Verso stockholders do not need to take any action at this time.

Conference Call
Verso will host a conference call and webcast for analysts and investors on Friday, August 6, 2021 at 9 a.m. (EST) to discuss second quarter 2021 financial results.

Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 1830797 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and second quarter 2021 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/42246 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10159009. The replay will be available starting at 11 a.m. (EST) Friday, August 6, 2021, and will remain available until September 3, 2021. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EST) Friday, August 6, 2021, and will remain available for 120 days.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2021	2020	2021	2020	2021
Net income (loss)	$ (90)	$ (34)	$ 16	$ 20	$ (74)
Income tax expense (benefit)	(14)	(3)	2	23	(12)
Interest expense	1	-	-	-	1
Depreciation and amortization	102	22	17	45	119
EBITDA	$ (1)	$ (15)	$ 35	$ 88	$ 34
Adjustments to EBITDA:
Restructuring charges (1)	11	-	6	6	17
Luke Mill post-closure costs (2)	8	3	-	6	8
Noncash equity award compensation (3)	1	2	1	4	2
Gain on Sale of the Androscoggin/Stevens Point Mills (4)	-	-	-	(88)	-
Loss on Sale of Duluth Mill (5)	-	-	3	-	3
Duluth and Wisconsin Rapids mills idle/post-closure costs (6)	10	-	4	-	14
Stockholders proxy solicitation costs (7)	-	-	-	4	-
Other severance costs (8)	1	1	1	5	2
Other items, net (9)	-	-	2	1	2
Adjusted EBITDA	$ 30	$ (9)	$ 52	$ 26	$ 82

Net Income Margin %	-31.9%	-12.7%	4.9%	2.7%	-12.1%
Adjusted EBITDA Margin %	10.6%	-3.4%	15.8%	3.5%	13.4%

(1)

For 2020, charges are associated with the closure of our Luke Mill in June 2019. For 2021, charges are primarily associated with the permanent shutdown of our Duluth Mill in December 2020 and of the No. 14 paper machine and certain other long-lived assets at our Wisconsin Rapids Mill in February 2021.

(2)

Costs recorded after the permanent shutdown of our Luke Mill that are not associated with product sales or restructuring activities, including $5 million in March 2021 associated with the approval of a consent decree on April 1, 2021 relating to the ongoing environmental remediation and monitoring efforts.

(3)	Amortization of noncash incentive compensation.
(4)	Gain on the sale of outstanding membership interests in Verso Androscoggin, LLC in February 2020, which included our Androscoggin Mill and Stevens Point Mill.
(5)	Loss on the sale of our Duluth Mill in May 2021.
(6)	Idle/post-closure costs associated with our Duluth and Wisconsin Rapids mills that are not associated with product sales or restructuring activities.
(7)	Costs incurred in connection with the stockholders proxy solicitation contest.
(8)	Severance and related benefit costs not associated with restructuring activities.
(9)	Other miscellaneous adjustments.

About Verso
VERSO CORPORATION is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso's graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso's specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. They include, for example, statements relating to Verso's business and operating outlook for 2021, statements regarding Verso's ability to execute on its strategy and generate long-term value for all stakeholders position and statements regarding the unsolicited acquisition proposal and the response thereto. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: the adverse impact of idling production, shutting down machines or facilities, restructuring our operations and selling non-core assets; changes in the costs of raw materials and purchased energy; security breaches and other disruption to our information technology infrastructure; uncertainties regarding the impact, duration and severity of the COVID-19 pandemic and measures intended to reduce its spread; the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to adversely affect the demand for some of Verso's key products, and the effectiveness of Verso's responses to these developments; intense competition in the paper manufacturing industry; Verso's limited ability to control the pricing of its products or pass through increases in its costs to its customers; Verso's business being less diversified because of the Pixelle sale, the sale of Verso's Duluth Mill, the closure of the Luke Mill and the permanent shut down of the No. 14 paper machine and certain other long-lived assets at the Wisconsin Rapid Mill; the unsolicited proposal from Atlas Holdings LLC regarding a potential transaction to acquire all of the outstanding shares of Verso's Class A common stock; uncertainties as to whether an agreement relating to a potential transaction with Atlas Holdings LLC or an alternative thereto will be negotiated and executed; uncertainties as to whether a potential transaction with Atlas Holdings LLC or an alternative thereto will be completed; Verso's dependence on a small number of customers for a significant portion of its business; Verso's ability to compete with respect to certain specialty paper products for a period of two years after the closing of the Pixelle sale; any failure to comply with environmental or other laws or regulations; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2020 and Verso's Form 10-Q for the quarter ended June 30, 2021 and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contacts: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com; Bryan Locke/Jenny Gore, Sard Verbinnen & Co, Verso-SVC@sardverb.com